Exhibit 99:

Stryker may be deemed to have beneficial ownership of an aggregate of 9,753,548 shares of Common Stock, $0.001 par value, of Issuer ("Common Stock," and such aggregate shares, the "Shares"), consisting of (i) 8,052,987 outstanding shares of Common Stock held by (A) Brian E. Farley, (B) Douglas S. Rohlen, (C) Robert S. White, (D) Brent A. Moen, (E) Thomas P. Williamson, (F) Essex Woodlands Health Ventures Fund VIII, L.P., (G) Essex Woodlands Health Ventures Fund VIII-A, L.P., (H) Essex Woodlands Health Ventures Fund VIII, L.P., (I) SV Life Sciences Fund IV, L.P., (J) SV Life Sciences Fund IV Strategic Partners, L.P., (K) International Life Sciences Fund III (LP1), L.P., (L) International Life Sciences Fund III Co-Investment, L.P., (M) International Life Sciences Fund III Strategic Partners, L.P., (N) KKR Health Care I LLC, (O) D3D3, LLC, (P) The Duke Rohlen and Kendall Simpson Rohlen, Trustees or Successor Trustee, Rohlen Rev Trust and (Q) The Rohlen 2013 Irrevocable Trust Agreement (the foregoing (F) through (Q), together, the "Entity Stockholders"); (ii) 140,579 shares of Common Stock issuable in the aggregate upon the settlement of restricted stock units granted by Issuer to (A) Brian E. Farley, (B) Douglas S. Rohlen, (C) Robert S. White, (D) Brent A. Moen, (E) Thomas P. Williamson, (F) Donald A. Gonzales, M.D. and (G) Michael H. Rosenthal (the foregoing (A) through (G), together, the "Directors and Officers"); and (iii) 1,559,982 shares of Common Stock issuable in the aggregate upon the vesting and exercise of options to purchase Common Stock variously granted to the Directors and Officers (each of the Entity Stockholders or Director and Officers, a "Stockholder," and together, the "Stockholders"), as a result of entering into a voting agreement (together, the "Voting Agreements"), dated as of December 7, 2017, with each Stockholder. A copy of the form of Voting Agreement that Stryker entered into with each Stockholder was filed as an exhibit to Issuer's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2017.  Pursuant to the Voting Agreements, the Stockholders agreed, among other things and subject to the terms and conditions therein, to vote their Shares in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any alternative proposal. In addition, each Stockholder waived appraisal rights and provided an irrevocable proxy to Stryker to vote in favor of the Merger, including by voting for the adoption of the Merger Agreement. The Voting Agreements do not limit or restrict the Stockholders solely in their capacity as a director or officer of Issuer from acting in such capacity. Each Voting Agreement terminates upon the earliest to occur of (i) mutual consent by the relevant Stockholder and Stryker; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the effective time of the Merger; (iv) Issuer's board of directors changes its recommendation that its stockholders adopt the Merger Agreement in accordance with the terms of the Merger Agreement; and (v) in the event the Merger Agreement is amended without the prior written consent of a Stockholder and such amendment, among other things, decreases the amount or changes the form of Merger consideration or otherwise is materially adverse to such Stockholder relative to the other stockholders of Issuer. Neither the filing of this Form 3 nor any of its contents shall be deemed to constitute an admission by Stryker that it is the beneficial owner of any of the Shares and any such beneficial ownership is expressly denied.